Exhibit 99.1

Emclaire Financial Corp. Completes Merger with Elk County Savings and Loan Association

EMLENTON, Pa.--(BUSINESS WIRE)--October 20, 2008--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of The Farmers National Bank of Emlenton, today announced that it completed the merger conversion with the Elk County Savings and Loan Association in Ridgway, PA. Elk County Savings and Loan Association’s sole office closed on Friday, October 17, 2008, and all customer accounts and services were transferred to Farmers National Bank’s Ridgway office at that time.

William C. Marsh, President and Chief Executive Officer of Farmers National Bank, noted, “We are delighted to welcome Elk County Savings and Loan’s customers and stakeholders to our organization. The addition of Elk County Savings and Loan to our Bank will nearly double our market presence in Ridgway and provides new capital for future corporate growth. We truly look forward to serving Elk County Savings and Loan’s customers with our wider array of products and services and branch network.”

About Emclaire Financial Corp.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally-chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating twelve full-service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania. Emclaire’s common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol “EMCF.” For more information, visit Emclaire’s website at www.emclairefinancial.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “expect,” “believe,” “intend,” “plan,” “estimate,” “may,” “should,” “will likely result,” “will continue,” “is anticipated,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to: (1) the businesses of Emclaire and The Farmers National Bank and Elk County may not be combined successfully or such combination may take longer to accomplish than expected; (2) the cost savings from the conversion merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer loss and business disruption following the conversion merger, including adverse effects on relationships with employees, may be greater than expected; (4) changes in general economic conditions, which could affect the volume of loan originations, deposit flows and real estate values, and credit quality trends; (5) changes in laws, regulations or policies by government or regulatory agencies, (6) fluctuations in interest rates, (7) change in the demand for loans in the market areas that The Farmers National Bank and Elk County conduct their respective business, and (8) competition from other financial services companies in The Farmers National Bank and Elk County’s markets. Emclaire and Elk County caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Emclaire and Elk County do not undertake, and specifically disclaim any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT:
Emclaire Financial Corp.
David L. Cox, Chairman of the Board,
President and Chief Executive Officer
-or-
William C. Marsh, Chief Financial Officer and Treasurer
Phone: 724-867-2311
Email: wmarsh@farmersnb.com